Exhibit 99.h.30

FIRST AMENDMENT TO THE

EXPENSE CAP / REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the 3rd day of November, 2009, between KEELEY ASSET MANAGEMENT CORP. (the “Adviser”) and KEELEY FUNDS, Inc. (the “Company”) on behalf of the funds listed in Annex A (the “Fund” or the “Funds”).

WHEREAS, the Adviser has contractually agreed to waive a portion of its advisory fee or reimburse certain of the Funds’ operating expenses to ensure that the Funds’ total operating expenses do not exceed the level described below, and wishes that this agreement supersedes those existing agreements.

NOW THEREFORE, the parties agree as follows:

The Adviser agrees that it will reduce its compensation with respect to the Funds as provided for in the Investment Advisory Agreements between the Company and the Adviser, and/or assume expenses for the Funds to the extent necessary to ensure that each Fund’s total operating expenses (on an annual basis), exclusive of (i) taxes, (ii) interest charges, (iii) litigation and other extraordinary expenses, and (iv) brokers’ commissions and other charges relating to the purchase and sale of the Fund’s portfolio securities do not exceed the amounts described in Annex A.

Reimbursed expenses will be determined in the following order: organizational, offering and all other expenses.

The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the applicable Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

This agreement supersedes and replaces any other expense cap reimbursement agreement entered into by the Adviser and the Company.  This agreement will expire on January 31, 2011.

KEELEY FUNDS, INC.

/s/ John L. Keeley, Jr.
By: JOHN L. KEELEY, JR.

/s/ John L. Keeley, Jr.
KEELEY ASSET MANAGEMENT CORP.
By: JOHN L. KEELEY, JR.

ANNEX A

Name of the Fund	Expenses Cap
Keeley Small Cap Value Fund — Class A Shares	1.39%
Keeley Small Cap Value Fund — Class I Shares	1.14%
Keeley Small Cap Dividend Value Fund — Class A	1.39%
Keeley Small Cap Dividend Value Fund — Class I	1.14%
Keeley Small-Mid Cap Value Fund — Class A	1.39%
Keeley Small-Mid Cap Value Fund — Class I	1.14%
Keeley Mid Cap Value Fund — Class A	1.39%
Keeley Mid Cap Value Fund — Class I	1.14%
Keeley All Cap Value Fund — Class A	1.39%
Keeley All Cap Value Fund — Class I	1.14%